Exhibit 99.1

Press Release	Source: Volt Information Sciences, Inc

Volt Information Sciences Completes Sale of its Directory Systems & Services –

Monday, September 8, 2008

NEW YORK-Volt Information Sciences, Inc. (NYSE: VOL) announced today it has that it has completed the sale of the assets of its directory systems and services as well as its directory publishing operations to Yellow Pages Group (YPG) through Yellow Pages Income Fund (TSX: YLO.UN) in accordance with the terms previously announced for a net purchase price of approximately $179 million. The Company plans to use the proceeds, estimated to be approximately $110 million after tax and transaction related expenses, to reduce debt and for other general corporate purposes.

The transaction includes the operations of Volt Directory Systems and Services, which provides telephone directory database management, sales and marketing services, licensing of directory production and contract management software systems, and DataNational, a publisher of independent community directories in selected Mid-Atlantic and Southeast markets under the Community Phonebook brand, but excludes the Uruguayan operations, which combined were reported as the Company’s Telephone Directory segment.

Volt Information Sciences, Inc. is a leading national provider of Staffing Services and Telecommunications and Information Solutions with a Fortune 100 customer base. Operating through a network of over 300 Volt Services Group branch offices, the Staffing Services segment fulfills IT and other technical, commercial and industrial placement requirements of its customers, on both a temporary and permanent basis. The Telecommunications and Information Solutions businesses, which include the Telecommunications Services, Computer Systems and Telephone Directory segments, provide complete telephone directory production and directory publishing; a full spectrum of telecommunications construction, installation and engineering services; and advanced information and operator services systems for telephone companies. For additional information, please visit Volt’s web site at http://www.volt.com.

This press release contains forward-looking statements which are subject to a number of known and unknown risks, including general economic, competitive and other business conditions, the degree and timing of customer utilization and the rate of renewals of contracts with the Company, that could cause actual results, performance and achievements to differ materially from those described or implied in the forward-looking statements. Information concerning these and other factors that could cause actual results to differ materially from those in the forward-looking statements is contained in Company reports filed with the Securities and Exchange Commission. Copies of the Company’s latest Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission and the New York Stock Exchange, are available without charge upon request to Volt Information Sciences, Inc., 560 Lexington Avenue, New York, New York 10022, 212-704-2400, Attention: Shareholder Relations. These and other SEC filings by the Company are also available to the public over the Internet at the SEC’s website at http://www.sec.gov and at the Company’s website at http://www.volt.com in the Investor Information section.

Contact:
Volt Information Sciences, Inc.
Ron Kochman, 212-704-2400
voltinvest@volt.com